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                                                                     Exhibit 8.1


                  [LETTERHEAD OF KRAMER, LEVIN, NAFTALIS & FRANKEL]




                                       __________, 1997



LCI International, Inc.
8180 Greensboro Drive
Suite 800
McLean, VA  22102

Ladies and Gentlemen:

         We have acted as counsel to LCI International, Inc., a Delaware corporation ("Parent"), in connection with the planned merger (the "Merger") into U.S. Long Distance Corp., a Delaware corporation ("Company"), of LCI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to an Agreement and Plan of Merger dated as of September 17, 1997, by and among Parent, Merger Sub, and Company (the "Merger Agreement"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Merger Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Parent with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by Company and Parent (the "Certified Representations"), and upon certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus. We have neither investigated nor verified any such statements or representations. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are


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LCI International, Inc.
______________, 1997
Page 2


inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Delaware; (iii) each of Company, Parent, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms; and (v) the only stockholder of Company which owns at the Effective Time five percent or more of Company Common Stock is AIM Management Group, Inc., which on behalf of itself and its wholly-owned subsidiaries, AIM Advisors, Inc. and AIM Capital Management, Inc., owns approximately 5.3 percent of such Company Common Stock, and there is no plan or intention on the part of any other stockholders of Company to sell, exchange, or otherwise dispose of, or otherwise reduce the risk of loss relating to, a number of shares of Parent stock to be received in the Merger that would reduce Company stockholders' ownership of, or risks incident to the ownership of, Parent stock to number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all the formerly outstanding stock of the Company as of the same date. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, or assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Company, Parent, or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the Internal Revenue Service or any court, and there can be no assurance that the Internal Revenue Service or a court of competent jurisdiction will not disagree with such opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that (i) the Merger of Merger Sub with and into Company will be a tax-free reorganization within the meaning of sections 368(a)(1)(A) and (a)(2)(E) of the Code and (ii) the statement contained in numbered paragraph 4 of the section of the Proxy Statement/Prospectus entitled "The Merger -- Certain United States Federal Income Tax Consequences" is correct.

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LCI International, Inc.
______________, 1997
Page 3

         Our opinion is based upon existing statutory, regulatory, and administrative and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of Parent, Merger Sub, Company, and their respective stockholders. We do not undertake to advise you as to any changes after the Effective Time in the above-referenced authorities that may affect our opinion unless we are specifically requested to do so. No opinion is expressed as to any matter not specifically addressed above. Furthermore, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law.

         We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the captions "The Merger -- Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

         This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit.


                                       Very truly yours,